Exhibit 5.1

August 16, 2004

Digital Recorders, Inc.
5349 Sherry Lane, Suite 1050
Dallas, TX 75225
Attention: David L. Turney

     Re:     Registration Statement on Form S-8

Dear Mr. Turney:

     We have acted as counsel to Digital Recorders, Inc., a North Carolina corporation (the “Company”), in connection with the authorization of the issuance of the shares of common stock, par value $.10 per share (the “Common Stock”), of the Company covered by the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about August 16, 2004 under the Securities Act of 1933, as amended (the “Securities Act”). Such shares of Common Stock consist of up to 126,000 shares that may be issued to employees of Mobitec AB, a wholly-owned subsidiary of the Company, pursuant to those certain Employee Warrants dated as of June 28, 2001 (the “Mobitec Warrants”) and to J. Phillips L. Johnston, a director of the Company, pursuant to that certain Warrant Agreement between Mr. Johnston and the Company, dated as of April 17, 2003 (the “Johnston Warrant,” and together with the Mobitec Warrants, the “Warrants”).

     In connection with the foregoing, we have examined and relied upon the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments, and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed. We are familiar with the corporate proceedings of the Company relating to the authorization and approval of the Warrants and the proposed issuance of the Common Stock pursuant to the Warrants. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Further, in rendering this opinion, we have assumed that the exercise of each Warrant pursuant to which any of such shares are hereafter issued will be effected in accordance with the terms of the applicable Warrant.

     Based upon our examination of, and reliance on, the documents and other matters described above, we advise you that in our opinion the shares of Common Stock covered by the Registration Statement, when issued in accordance with the terms of the Warrants, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, GRAY, LAYTON, KERSH, SOLOMON, SIGMON, FURR & SMITH, P.A.
By:	/s/ David M. Furr
David M. Furr